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                                                                       Northern Illinois Gas Company
                                                                       Form 10-Q
                                                                       Exhibit 12.01


                                   NORTHERN ILLINOIS GAS COMPANY
                  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                            (Thousands)

                                         Twelve
                                      Months Ended
                                        June 30                    Year Ended December 31
                                          1997       1996      1995      1994      1993      1992

Earnings available to cover fixed charges:

 Net income                           $ 102,421   $ 107,106 $  85,448 $  93,078 $  94,935 $  91,239

 Add:  Income taxes                      61,021      63,579    49,881    50,958    52,890    49,578

       Fixed charges                     47,328      46,747    39,400    37,729    40,960    41,648

       Allowance for funds used
         during construction                (15)         (5)     (911)     (151)      (64)     (915)

 Total                                $ 210,755   $ 217,427 $ 173,818 $ 181,614 $ 188,721 $ 181,550


Fixed charges:

 Interest on debt                     $  46,081   $  43,762 $  38,129 $  36,726 $  38,949 $  39,773

 Other interest charges and
   amortization of debt discount,
   premium and expense, net               1,247       2,985     1,271     1,003     2,011     1,875

 Total                                $  47,328   $  46,747 $  39,400 $  37,729 $  40,960 $  41,648


Ratio of earnings to fixed charges         4.45        4.65      4.41      4.81      4.61      4.36
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